UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CIVISTA BANCSHARES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CIVISTA
BANCSHARES, INC.

Notice of 2021 Annual Meeting of Shareholders & Proxy Statement

CIVISTA BANCSHARES, INC.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 20, 2021

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Civista Bancshares, Inc. (the “Corporation”) will be held at the Corporation’s headquarters located at 100 East Water Street, Sandusky, Ohio 44870, on Tuesday, April 20, 2021, at 10:00 a.m., E.D.T., for the following purposes:

1.	To elect ten (10) Directors to serve one-year terms expiring in 2022.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.

3.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2021.

4.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

Only those holders of record of common shares of the Corporation at the close of business on February 19, 2021, will be entitled to notice of and to vote at the Annual Meeting.

Included with this Notice are the Corporation’s Proxy Statement for the Annual Meeting, a form of proxy card and the Corporation’s 2020 Annual Report to Shareholders. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 20, 2021: The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card to be sent to shareholders by the Corporation and the Corporation’s 2020 Annual Report to Shareholders are available at www.proxydocs.com/civb. Before making any voting decisions, you are urged to read the Corporation’s Proxy Statement for the Annual Meeting (including any amendments or supplements thereto) and any other relevant documents that the Corporation may file with or furnish to the SEC.

In light of public health concerns regarding the ongoing coronavirus pandemic, shareholders will also be able to participate in the Annual Meeting by telephone or webcast by joining a live audio presentation of the Annual Meeting. This live audio option will allow shareholders to listen to the Annual Meeting and ask questions during the Annual Meeting. Provided below is information regarding the live audio presentation of the Annual Meeting.

Date: Tuesday, April 20, 2021

Time: 10:00 a.m. Eastern Time

Telephone Access: (855)-238-2712; ask to be joined into the Civista Bancshares, Inc. call.

Webcast: https://www.webcaster4.com/Webcast/Page/1684/39691

Please be advised that shareholders will not be deemed to be “present” when participating in the live audio presentation and will not be able to vote their shares, or revoke or change a previously submitted vote, at the Annual Meeting. As a result, the Corporation strongly urges shareholders to submit their proxies or votes in advance of the Annual Meeting.

Your vote is very important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please sign, date and return your proxy card as soon as possible. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if your common shares are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you may vote electronically via the Internet or by using the toll-free telephone number given on the form of proxy. You also may cast your vote in person at the Annual Meeting, provided that, if you are not the record holder of your common shares, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote on behalf of the record holder of your shares.

You are cordially invited to attend the Annual Meeting. While attendance in person at the Annual Meeting will be permitted, the Corporation strongly recommends that shareholders carefully consider the personal and community health risks associated with attending the Annual Meeting in person in light of the coronavirus pandemic and related public health concerns. The Corporation plans to have only a very limited contingent of the Corporation’s officers-shareholders present at the Annual Meeting to carry out the routine legal requirements of the meeting,

To obtain directions to attend the Annual Meeting and vote in person, please call Amy Grant at 419-627-4667.

By Order of the Board of Directors

Lance A. Morrison, Secretary

Civista Bancshares, Inc.

March 15, 2021

2

CIVISTA BANCSHARES, INC.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

(419) 625-4121

www.civb.com

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2021

INTRODUCTION

We are sending this Proxy Statement and the enclosed proxy card to you as a shareholder of Civista Bancshares, Inc. (the “Corporation”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 20, 2021, at 10:00 a.m., E.D.T., at the Corporation’s headquarters located at 100 East Water Street, Sandusky, Ohio 44870. The Corporation’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2021.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following:

1.	To elect ten (10) Directors to serve one-year terms expiring in 2022.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement.

3.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2021.

4.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

VOTING INFORMATION

Who can vote?

Only holders of record of the Corporation’s common shares as of the close of business on February 19, 2021, the record date for determination of the shareholders entitled to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 19, 2021, there were 15,887,167 common shares of the Corporation outstanding and 15,882,838 common shares entitled to vote. (As of the record date, the individuals entitled to the remaining outstanding shares had not exchanged stock in an acquired company for common shares of the Corporation.) The common shares are the only class of stock of the Corporation presently outstanding and entitled to vote at the Annual Meeting.

Each shareholder will be entitled to cast one vote for each common share owned by that shareholder with respect to each candidate for election to the Board of Directors. With respect to all other matters submitted to a vote at the Annual Meeting, each shareholder will be entitled to one vote for each common share of the Corporation held on February 19, 2021.

How do I vote?

If you were a record holder of common shares of the Corporation as of February 19, 2021, you may vote in person by attending the Annual Meeting or, to ensure that your common shares are represented at the Annual Meeting, you may vote your common shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

Shareholders whose common shares of the Corporation are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), may also vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., E.D.T., on April 19, 2021. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders.

Shareholders participating in the live audio presentation of the Annual Meeting will not be able to vote their shares, or revoke or change a previously submitted vote. As a result, the Corporation strongly urges shareholders to submit their proxies or voting instructions in advance of the Annual Meeting using one of the available methods described above.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker, a financial institution or other nominee, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct the record holder on how to vote the common shares held in your account. If you hold your common shares in “street name”, you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote your common shares on behalf of such record holder. The documentation must show that you were the direct or indirect beneficial owner of the common shares on February 19, 2021, the record date for voting at the Annual Meeting.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted by your proxies in accordance with your instructions. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy via the Internet or by telephone, but do not provide voting instructions, your proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” the election as Directors of the Corporation of the ten (10) nominees listed under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS”;

•	“FOR” the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement; and

•	“FOR” the ratification of the appointment of BKD, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2021.

If any other matters are properly presented for voting at the Annual Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment. No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting.

Can the proxy materials be accessed electronically?

Yes. The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card and the Corporation’s 2020 Annual Report to Shareholders are available on the Internet at www.proxydocs.com/civb.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before a vote is taken at the Annual Meeting by:

•	filing a written notice of revocation with the Secretary of the Corporation, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870;

•	executing and returning a later-dated proxy card or submitting a later-dated vote through the Internet or by telephone; or

•	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Please be advised, however, that shareholders participating in the live audio presentation of the Annual Meeting will not be able to vote their shares or revoke or change a previously submitted vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly by returning your signed proxy card by mail or, if applicable, by appointing a proxy to vote electronically via the Internet or by telephone so that your common shares will be represented at the Annual Meeting. However, appointing a proxy does not affect your right to attend the Annual Meeting or to participate in the live audio presentation of the meeting.

What constitutes a quorum and how many votes are required for adoption of the proposals?

A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 15,882,838 common shares of the Corporation outstanding and entitled to vote on February 19, 2021, the record date. A majority of the outstanding common shares, or 7,941,420 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

The rules of the NASDAQ Stock Market LLC (“NASDAQ”), the stock exchange on which the Corporation’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker, as the holder of record, is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.

The ratification of the appointment of the Corporation’s independent registered public accounting firm (Proposal 3) is the only routine proposal. Each of the other proposals is considered a non-routine matter and, therefore, your broker may vote on these matters only if you provide voting instructions. Accordingly, it is important that you provide instructions to your broker on these matters.

Vote Required with Respect to the Proposals

•	Proposal 1 – Election of Directors

Under Ohio law and the Corporation’s Code of Regulations, the ten (10) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.

•	Proposal 2 – Non-Binding Advisory Resolution to Approve the Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “AGAINST” Proposal 2. Broker non-votes will not be counted in determining whether the proposal has been approved.

•	Proposal 3 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of BKD, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2021. The effect of an abstention is the same as a vote “AGAINST” Proposal 3. Because Proposal 3 is a routine proposal, there will be no broker non-votes associated with this proposal.

In accordance with the Corporation’s policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies, ballots and voting instructions submitted by shareholders and the results of the voting.

Who pays the cost of proxy solicitation?

The Corporation will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, the directors, officers and employees of the Corporation and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees that are record holders of common shares of the Corporation for the forwarding of solicitation materials to the beneficial owners of such common shares. The Corporation will reimburse these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning this proxy solicitation, or the proposals to be considered at the Annual Meeting, please call Lance A. Morrison, Corporate Secretary, at 419-625-4121 (Sandusky area) or 888-645-4121 (other).

PROPOSAL 1

ELECTION OF DIRECTORS

The Amended and Restated Code of Regulations of the Corporation provides that the number of Directors shall be not less than five (5) nor more than twenty-five (25), as from time to time shall be determined by resolution of the Board of Directors of the Corporation. The Board of Directors currently consists of ten (10) members, and the current terms of all of the Directors expire at the Annual Meeting in 2021.

The Board of Directors proposes that each of the ten (10) nominees named below be elected as a Director of the Corporation to serve a one (1) year term expiring at the annual meeting in 2022, and until his or her successor is elected and qualified or until his or her earlier resignation, removal from office or death. Each nominee was recommended by the Nominating and Corporate Governance Committee (“Nominating Committee”) for election. All of the nominees have expressed their willingness to serve as Directors if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a Director; however, if for any reason a nominee becomes unable or unwilling to stand for election as a Director, the individuals designated as proxies in the enclosed proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee.

The following table lists each nominee’s name, age, principal occupation(s) and/or positions held with the Corporation, the Corporation’s banking subsidiary, Civista Bank (the “Bank”), and the Corporation’s other subsidiaries, and the year the nominee first became a Director of the Corporation. Unless otherwise indicated, each individual has held his or her principal occupation for more than five years. Additional information regarding each nominee is provided under the heading “CORPORATE GOVERNANCE-Director Qualifications” beginning on page 14 of this Proxy Statement.

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age (as of Meeting Date)	Director Since	Nominee for Term Expiring In
Thomas A. Depler Attorney, Poland, Depler & Shepherd Co., L.P.A. Director of Civista Bancshares, Inc. and Civista Bank	71	2007	2022
Julie A. Mattlin Principal, DKMG Consulting LLC Director of Civista Bancshares, Inc. and Civista Bank Director of United Community Bank until 2018	56	2018	2022
James O. Miller Chairman, Civista Bancshares, Inc. President and CEO, Civista Bancshares, Inc. until 2017 Chairman, Civista Bank CEO, Civista Bank until 2017 President, Civista Bank until 2014 Director of Civista Bancshares, Inc. and Civista Bank Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	69	2006	2022
Dennis E. Murray, Jr. Partner, Murray & Murray Company, LPA Director of Civista Bancshares, Inc. and Civista Bank	58	2015	2022
Allen R. Nickles Certified Public Accountant Of Counsel, Payne, Nickles & Company Director of Civista Bancshares, Inc. and Civista Bank	71	2003	2022
Mary Patricia Oliver Founder, Oliver Consulting Group Partner, Tucker Ellis, LLP until retirement on December 31, 2018 Director of Civista Bancshares, Inc. and Civista Bank	65	2017	2022
William F. Ritzmann Chairman, United Community Bancorp from 2014 until 2018 Chairman, United Community Bank from 2006 until 2018 CEO and President of United Community Bancorp from 1999 until 2014 Director of United Community Bancorp until 2018 Director of Civista Bancshares, Inc. and Civista Bank	73	2018	2022

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age (as of Meeting Date)	Director Since	Nominee for Term Expiring In
Dennis G. Shaffer President and CEO, Civista Bancshares, Inc. Executive Vice President, Civista Bancshares, Inc. until 2017 Senior Vice President, Civista Bancshares, Inc. until 2014 President and CEO, Civista Bank Executive Vice President, Chief Lending Officer, Civista Bank until 2014 Executive Vice President, Commercial Lending, Civista Bank until 2013 Senior Vice President, Civista Bank, until 2012 Director of Civista Bancshares, Inc. and Civista Bank Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	58	2017	2022
Harry Singer Sandusco, Inc., President and CEO ICM Distributing Company, Inc., President and CEO Director of Civista Bancshares, Inc. and Civista Bank	66	2019	2022
Daniel J. White Norwalk Furniture, CEO SKL Software America, Vice President DanYo Ltd., Managing Member Director of Civista Bancshares, Inc. and Civista Bank	71	2002	2022

Recommendation and Vote

Under Ohio law and the Corporation’s Amended and Restated Code of Regulations, the ten (10) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted “FOR” the election of the nominees listed above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more individual nominees. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

BENEFICIAL OWNERSHIP OF

COMMON SHARES OF THE CORPORATION

The following table sets forth information concerning the only shareholder known to the Corporation to own beneficially more than 5% of the outstanding common shares of the Corporation as of February 19, 2021.

Name and Address of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,205,195	7.59%

(1)	Percent of Class is computed based on 15,887,167 common shares outstanding on February 19, 2021.

(2)

Based upon the information contained in Schedule 13G filed with the SEC on January 29, 2021, to report beneficial ownership of common shares of the Corporation as of December 31, 2020 by BlackRock, Inc. as parent holding company for the following subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC. The Schedule 13G filed by BlackRock, Inc. reported sole voting power as to 1,184,913 common shares and sole dispositive power as to 1,205,195 common shares.

The following table sets forth information regarding the beneficial ownership of the Corporation’s common shares, as of February 19, 2021, for each of the current Directors of the Corporation, each of the nominees for election as a Director of the Corporation, each of the individuals named in the Summary Compensation Table for 2020 on page 23, and all Directors, nominees and executive officers of the Corporation as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner or Number of Persons in Group (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Thomas A. Depler (3)	29,529	*
Julie A. Mattlin	5,037	*
James O. Miller (4)	26,858	*
Dennis E. Murray, Jr. (5)	44,957	*
Allen R. Nickles (6)	121,941	*
Mary Patricia Oliver	2,652	*
William M. Ritzmann (7)	51,875	*
Dennis G. Shaffer (8)	15,255	*
Harry Singer (9)	15,813	*
Daniel J. White (10)	81,764	*
Todd A. Michel (11)	4,809	*
Richard J. Dutton (12)	18,576	*
Charles A. Parcher (13)	8,561	*
Paul J. Stark (14)	9,924	*

All current executive officers and directors as a group (17 persons)	447,633	2.82%

(1)

Unless otherwise indicated, each executive officer or Director has voting and investment power with respect to all of the common shares reflected in the table for such executive officer or Director. The mailing address of each of these executive officers and Directors of the Corporation is 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870.

(2)

Percent of Class is computed based on 15,887,167 common shares outstanding on February 19, 2021. All common shares reflected in the table are currently owned by each executive officer or Director, and there are no additional common shares as to which any named person or group has the right to acquire beneficial ownership within 60 days after February 19, 2021. * Indicates beneficial ownership of less than one percent of the outstanding common shares of the Corporation.

(3)

Includes 9,168 common shares held by John Depler Trust, as to which Mr. Depler, as co-trustee, has shared voting and investment power; 8,792 common shares held jointly by Thomas A. Depler and his spouse, Nancy S. Depler, as to which they have shared voting and investment power; 7,672 common shares held by Thomas A. Depler Rollover IRA; and 3,897 common shares held by Thomas A. Depler.

(4)

Includes 12,425 common shares held by James O. Miller; 5,718 common shares held by Martha M. Miller, IRA, as to which Mr. Miller’s spouse has sole voting and investment power; and 8,715 common shares held by James O. Miller IRA.

(5)

Includes 4,132 common shares held by Dennis E. Murray, Jr.; 6,214 common shares held by Murray & Murray Co. LPA 401(k) for the benefit of Dennis E. Murray Sr., over which Mr. Murray, as co-trustee, has shared voting and investment power; and 13,019 common shares held by Dennis E. Murray, Jr. Rollover

IRA. A total of 14,852 common shares held by Mr. Murray and 6,740 common shares owned by Mr. Murray’s spouse are held in their respective brokerage accounts, which shares (together with other assets in the accounts) may be pledged to secure loans outstanding from time to time to Mr. Murray and his spouse, respectively, with respect to margin accounts.
(6)

Includes 3,957 common shares held by Allen R. Nickles; 114,759 common shares held by Allen R. Nickles SEP IRA; 895 common shares held by Allen R. Nickles IRA; 500 common shares held by Diane Nickles IRA, spouse of Mr. Nickles, as to which she has sole voting and investment power; 1,105 common shares held by Diane Nickles, as to which she has sole voting and investment power; and 725 common shares owned by a child of Allen R. Nickles, as to which Mr. Nickles, as custodian, has voting and investment power.

(7)	Includes 24,485 common shares held by William F. Ritzmann; and 27,390 common shares held by William F. Ritzmann IRA.
(8)

Includes 13,948 common shares held by Dennis G. Shaffer (including 2,985 restricted common shares, of which 1,893 shares will vest on January 3, 2022, and 1,092 shares will vest on January 2, 2023); and 1,307 common shares held by Dennis G. Shaffer IRA.

(9)

Includes 1,875 common shares held by Harry Singer Rollover IRA; 750 common shares held by Harry Singer SEP IRA; 7,900 common shares held by Sandusco Inc., as to which Mr. Singer has shared voting and investment power; 4,133 common shares held by Harry Singer Revocable Trust, as to which Mr. Singer, as trustee, has voting and investment power; and 1,155 common shares held jointly by Harry Singer and Geri M. Smith, his spouse, as to which they exercise shared voting and investment power.

(10)	Includes 2,843 common shares held by Daniel J. White; and 78,921 common shares held by Dan White Investment LLC, as to which Mr. White has voting and investment power.
(11)

Includes 3,459 common shares held by Todd A. Michel (including 734 restricted common shares, of which 475 shares will vest on January 3, 2022, and 259 shares will vest on January 2, 2023); and 1,350 common shares held jointly by Todd A. Michel and Lynn A. Michel, spouse of Todd A. Michel, as to which they exercise shared voting and investment power

(12)

Includes 11,755 common shares held by Richard J. Dutton (including 1,945 restricted common shares, of which 1,257 shares will vest on January 3, 2022 and 688 shares will vest on January 2, 2023); and 6,821 common shares held by Richard J. Dutton IRA.

(13)

Includes 6,811 common shares held by Charles A. Parcher (including 1,835 restricted common shares, of which 1,166 shares will vest on January 2, 2022, and 669 common shares which will vest on January 2, 2023); and 1,750 common shares held by Charles A. Parcher IRA.

(14)

Includes 5,824 common shares held by Paul J. Stark (including 828 restricted common shares, of which 536 shares will vest on January 2, 2022, and 292 shares will vest on January 2, 2023); and 4,100 common shares held by Paul J. Stark Trust, as to which Mr. Stark, as trustee, has voting and investment power.

Delinquent Section 16(a) Reports

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation’s Directors, executive officers and any persons beneficially holding more than ten percent (10%) of the Corporation’s common shares are required to file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial ownership of the Corporation’s common shares and any subsequent changes in their ownership. To the Corporation’s knowledge, based solely on a review of the Section 16(a) reports filed on behalf of these persons for their transactions during 2020 and written representations that no other Section 16(a) reports were required to be filed for transactions during 2020, all filing requirements applicable to officers, Directors and beneficial owners of more than 10% of the outstanding common shares of the Corporation under Section 16(a) of the Exchange Act were complied with, except that Dennis E. Murray, Jr., a Director of the Corporation, had one late Form 4 filing in 2020 which reported one transaction and Lance A. Morrison, Senior Vice President, Corporate Secretary and General Counsel of the Corporation, had one late Form 4 filing in 2020 which reported one transaction.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Meetings of the Board of Directors

The Board of Directors of the Corporation met thirteen (13) times in 2020. Each Director attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served during 2020.

Attendance at Annual Meeting of Shareholders

The Corporation does not have a formal policy with regard to Director attendance at annual meetings of shareholders. However, the Corporation encourages all Directors and Director nominees to attend each annual meeting of shareholders. All of the Corporation’s Directors attended the 2020 annual meeting of shareholders either in person or via telephone.

Board Leadership Structure and Role in Risk Management

The Board of Directors expects its Chairman to possess extensive knowledge of the Corporation’s operations as well as the experience and capacity to provide strategic direction to the Corporation. The position of Chairman has historically been used to facilitate the transition of the chief executive officer from a role involving the day-to-day operations to a broader, more strategic role. The Board’s view is that a present or former chief executive with the appropriate leadership qualities and significant familiarity with the Corporation, the Bank and the banking industry is often in the best position to fill such a strategic role. Consistent with this view, in 2014 the Board elected James O. Miller, who was then the Corporation’s President and CEO, to serve as the Chairman of the Board. Effective December 31, 2017, Mr. Miller retired as President and CEO of the Corporation and as an officer and employee of the Bank. The Board believes that, due to Mr. Miller’s experience at the Corporation and in the industry and his ability to effectively communicate between the Board and management, Mr. Miller can provide appropriate oversight of the Corporation and promote the Board’s effective functioning.

To provide independent leadership for the Board, the Board has designated an independent director to serve as the “Lead Independent Director” of the Board. The Lead Independent Director’s duties include acting, along with the Chairman, as a liaison between the Board and management, approving the agenda for each Board meeting and acting as chairperson for executive sessions of the Board. As the Board is also comprised of other strong independent directors and conducts regular executive sessions, the Board believes that its current leadership structure is appropriate.

The Board is actively involved in oversight of risks that could affect the Corporation and its subsidiaries. It reviews and approves the minutes of each meeting of the Corporation’s Risk Management Committee, consisting of the executive officers of the Corporation. The Board has assigned to its Audit Committee responsibility for oversight of the internal controls of the Corporation. Each Director of the Corporation is also a member of the Bank’s board and, as such, receives monthly reports from the Risk Management Officer concerning risks to the Bank.

The role of the Board of Directors in the Corporation’s risk management process also includes reviewing regular reports from senior management on areas of material risk to the Corporation, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and to assess the Corporation’s risk management and risk mitigation strategies.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Risk Management Committee charter, the Risk Management Committee assists the Board of Directors in its oversight of the implementation and enforcement of policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Corporation’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of the Corporation’s financial reporting process and system of internal accounting and financial controls. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board

The Board of Directors of the Corporation has the following standing committees: Nominating and Corporate Governance Committee (“Nominating Committee”); Audit Committee; and Compensation, Benefits and Liability Committee (“Compensation Committee”). The following table shows the current membership of each of the standing committees of the Board. It is anticipated that the composition of the standing committees may change, and new Directors may be appointed to serve on these committees, following the Annual Meeting.

Nominating Committee	Audit Committee	Compensation Committee
Dennis E. Murray, Jr., Chairperson	Allen R. Nickles, Chairperson	Thomas A. Depler, Chairperson
Thomas A. Depler	Thomas A. Depler	Depler Dennis E. Murray, Jr.
Harry Singer	Julie A. Mattlin	William F. Ritzmann
Mary Patricia Oliver	Daniel J. White

Nominating Committee

The Nominating Committee currently has four (4) members and met five (5) times in 2020. The Board of Directors has determined that each of the current members of the Nominating Committee qualifies, and each Director who served as a member of the Nominating Committee during 2020 qualified during his or her tenure on the Nominating Committee during 2020, as an “independent director” under applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the charter is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Nominating Committee recommends to the Corporation’s Board of Directors the names of those persons to be proposed for election as Directors of the Corporation at each annual meeting of shareholders. The Nominating Committee also nominates Directors to serve on committees of the Board of Directors and on the boards of directors and committees of the Corporation’s subsidiaries, assists the Board of Directors in Director orientation and continuing education, periodically reviews Director compensation, and is responsible for reviewing and establishing corporate governance policies and programs.

Audit Committee

The Audit Committee currently has four (4) members and met five (5) times in 2020. The Board of Directors has determined that each member of the Audit Committee qualifies, and each Director who served as a member of the Audit Committee during 2020 qualified during his or her tenure on the Audit Committee during 2020, as an “independent director” under applicable NASDAQ rules and under Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee which is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Board has determined that each member of the Audit Committee is able to read and understand financial statements, including the Corporation’s balance sheet, income statement and cash flow statement, and is qualified to discharge his or her duties to the Corporation and its shareholders. The Board has also determined that Allen R. Nickles qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K. Mr. Nickles has been a Certified Public Accountant for more than 45 years, including as a Partner of Payne, Nickles & Company, a CPA firm located in Sandusky, Ohio until 2016 and as of counsel with that firm since then.

As set forth in the Audit Committee’s Charter, the Audit Committee’s responsibilities include the following:

•

To supervise the independent audit function, including pre-approving the employment of and evaluating the independent auditor, reviewing the independence of the independent auditor and discussing with senior management and the independent auditor any significant deficiencies or material weaknesses in the design or operations of the Corporation’s internal controls, any audit problems or difficulties, any changes required in the scope of the audit plan, and the audit budget and staffing;

•

To oversee the internal audit and internal controls, including reviewing and discussing with senior management, the internal auditor and the independent auditor the adequacy of the Corporation’s internal control over financial reporting and disclosure controls and procedures and the independent auditor’s attestation report;

•

To oversee financial reporting, including reviewing and discussing with senior management and the independent auditor the Corporation’s quarterly and annual financial statements and all critical accounting policies and practices and any significant changes in accounting policies;

•

To provide the report to be included in the Corporation’s annual proxy statement regarding the Audit Committee’s review and recommendation regarding the inclusion of the audited financial statements in the Corporation’s annual report on Form 10-K for filing with the SEC; and

•	To review, approve and oversee material related party transactions and any other potential conflict of interest situations on an ongoing basis.

In discharging its responsibilities, the Audit Committee is authorized to investigate any matter that the Audit Committee deems appropriate to carry out its responsibilities and has access to all books, records, facilities and personnel of the Corporation. The Audit Committee is also authorized to retain, compensate, direct, oversee and terminate an independent auditor, independent counsel, other auditors and experts as it deems necessary.

Additional information regarding the Audit Committee, including the Audit Committee’s report relating to the 2020 fiscal year, is provided under the heading “AUDIT COMMITTEE MATTERS” beginning on page 32 of this Proxy Statement.

Compensation Committee

The Compensation Committee currently has three (3) members and met three (3) times in 2020. The Board of Directors has determined that each member of the Compensation Committee qualifies, and each Director who served as a member of the Compensation Committee during 2020 qualified during his tenure on the Compensation Committee, as an “independent director” under applicable NASDAQ rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” for purposes of SEC Rule 16b-3. The Board of Directors has adopted a written charter for the Compensation Committee which is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Compensation Committee approves compensation for executive officers and annual budgetary levels for employee compensation and benefits; reviews and establishes the policies for all benefit programs for the Corporation and its subsidiaries; reviews and recommends the affirmative action program for the Corporation and its subsidiaries; and reviews and makes recommendations for benefit insurance programs of the Corporation and its subsidiaries.

Additional information regarding the Compensation Committee and its functions and responsibilities is provided under the heading “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

2020 COMPENSATION OF DIRECTORS

The Nominating Committee annually considers the compensation paid to non-employee Directors and recommends appropriate compensation for service on the Board and/or the Bank’s board. Executive officers of the Corporation do not play a role in determining Director compensation. During 2020, the Directors of the Corporation were not paid any fees for their service on the Board of the Corporation or for attendance at meetings of the Corporation’s Board. However, each Director of the Corporation also serves as a Director of the Bank and received Directors’ fees at the rate of $1,500.00 per Board meeting attended during 2020. In addition, the Directors of the Corporation and the Bank received $500.00 per committee meeting of the Corporation or the Bank attended, except that the Chairperson of each Committee received $750.00 per committee meeting attended and the Audit Chairperson received $1,000.00 per committee meeting attended. Directors who are also officers of the Corporation and/or its subsidiaries do not receive any fees or other compensation as Directors of the Corporation or any of its subsidiaries or for attendance at any Board or committee meetings.

Directors of the Bank also receive an annual retainer for their service on the Board. To align the interest of Directors with the interest of the Corporation’s shareholders, the entire amount of the retainer was paid in common shares of the Corporation. Each Director received a retainer totaling $14,000.00, which was paid in common shares of the Corporation, for his or her service on the Board of the Bank during the period from April 21, 2020 until the Annual Meeting on April 20, 2021. In addition, Mr. Miller received an additional cash retainer in the amount of $7,500 per month for his service as Chairman of the Bank. The additional retainer was recommended by the Nominating Committee and approved by the Board in recognition of the significant additional strategic and other duties required of the Chairman.

The Corporation and each of its subsidiaries has adopted a non-qualified Deferred Compensation Plan for each non-employee Director. Pursuant to each such plan, a Director may defer any or all of the Director fees or committee fees earned by such Director during a particular calendar year. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. During 2020, no Director of the Corporation elected to defer his or her Director fees and/or committee fees earned as a Director of the Corporation or the Bank.

In 2014, the shareholders of the Corporation approved the Corporation’s 2014 Incentive Plan (the “2014 Incentive Plan”), which makes equity-based awards and cash-based awards available for grant to eligible participants. Directors of the Corporation and the Bank are eligible to receive awards as participants under the 2014 Incentive Plan. As described above, the Corporation has issued awards of unrestricted common shares to the non-employee Directors under the 2014 Incentive Plan in lieu of their cash retainer. Additional information concerning the 2014 Incentive Plan is provided under the heading “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and Other Benefit Plans–2014 Incentive Plan” on page 28 of this Proxy Statement.

DIRECTOR COMPENSATION TABLE FOR 2020

Name	Fees Earned or Paid in Cash (1)	Stock Awards ($) (2)	Change in Nonqualified Deferred Compensation Earnings (3)	Total ($)
James O. Miller	$119,713	$14,001	—	$133,714
Harry Singer	$26,725	$14,001	—	$40,726
Allen R. Nickles	$25,713	$14,001	—	$39,714
Thomas A. Depler	$24,150	$14,001	—	$38,151
William F. Ritzmann	$23,175	$14,001	—	$37,176
Dennis E. Murray, Jr.	$22,975	$14,001	—	$36,976
Julie A. Mattlin	$20,700	$14,001	—	$34,701
Daniel J. White	$19,963	$14,001	—	$33,964
Mary Patricia Oliver	$17,838	$14,001	—	$31,839

(1)

Includes additional fees paid to Directors for attendance at board and/or committee meetings calculated at the rate of $50.00 per hour for (a) travel time for those Directors who do not reside in Erie County, Ohio and (b) time for all Directors when meetings were held at locations other than in Erie County. For Mr. Miller, also includes fee of $7,500 per month for serving as Chairman of the Board of Directors.

(2)	Reflects the unrestricted common shares awarded under the 2014 Incentive Plan on April 21, 2020 with a grant date fair value (computed in accordance with FASB ASC Topic 718) of $13.74 per share.
(3)	Reflects above-market or preferential earnings on non-qualified deferred compensation in 2020.

CORPORATE GOVERNANCE

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct (Ethics) applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct (Ethics) is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

Communications with Board of Directors

The Corporation provides a process for shareholders to send communications to the Corporation’s Board of Directors. Shareholders can send communications to the entire Board or to a specified Director by mailing the communication to Lance A. Morrison, Senior Vice President and General Counsel, at 100 East Water Street, Sandusky, Ohio 44870. All such communications will be relayed as requested without any screening.

Director Independence

The Corporation has affirmatively determined that all Directors are currently “independent” under applicable NASDAQ rules, except that (1) Dennis G. Shaffer does not qualify as independent due to his service as President and CEO of the Corporation and the Bank and (2) James O. Miller did not qualify as independent in 2020 due to his prior service as President and CEO of the Corporation and as an officer and employee of the Bank prior to his retirement on December 31, 2017. Under applicable NASDAQ rules, which apply a three-year look-back for prior employment by the Corporation and its subsidiaries, Mr. Miller is no longer disqualified from being an independent director from and after January 1, 2021 and, therefore, the Board of Directors may determine that Mr. Miller is independent after such date if he satisfies other applicable requirements of independence under the applicable NASDAQ rules In making its determination concerning the independence of its Directors, the Board of Directors of the Corporation reviewed and considered each Director’s relationships, both direct and indirect, with the Corporation and its subsidiaries, including those described under the heading “Transactions with Directors, Officers and Associates” on page 15 of this Proxy Statement.

Board Governance Initiatives

In 2020, the Nominating Committee of the Board of Directors continued its work on its governance initiative aimed at further improving corporate governance through annual Board evaluations, utilizing a skills matrix and annual interviews of Directors by the Chairman and the Lead Independent Director, as well as a Board refreshment initiative. In addition, in 2020 the Nominating Committee adopted a Board of Directors Guide, which among other things: formalizes the criteria to be used in evaluating existing Directors and new Director candidates and assessing their qualifications; sets forth certain expectations for Board members with regard to age, citizenship and residency, stock ownership (i.e., a minimum of 5,000 shares of common stock of the Corporation within five (5) years of joining the Board), attendance at Board and committee meetings, experience and integrity; identifies the roles, duties and responsibilities of the Directors, as well as those of the Chairman, Lead Independent Director and committee chairs; formalizes the process for conducting succession planning with regard to the CEO as well as executive management as a whole; sets forth the procedures for selecting an interim replacement CEO in the event the CEO should die or suddenly become incapacitated and unable to serve as CEO, and procedures for identifying, recruiting, evaluating and selecting a successor CEO; and identifies certain expectations of Directors with regard to business development, new Director orientation and continuing education for Directors. Finally, as part of the Board refreshment initiative during 2020, the Nominating Committee and the Board of Directors initiated the practice of nominating chairs-elect of the Board of Directors and committees of the Board in order to provide for greater succession planning. The nomination of chairs-elect will be implemented at the Board’s April 2021 organizational meeting.

Nominating Procedure

The Corporation has not adopted a formal policy with regard to consideration of any Director candidates recommended by shareholders, which the Board of Directors deems appropriate because the Nominating Committee considers all recommendations for candidates from any source. To be considered by the Nominating Committee, shareholder recommendations as to Director candidates should be sent in writing to the Corporation, in care of the Corporation’s Corporate Secretary, at 100 East Water Street, Sandusky, Ohio 44870.

Shareholders of the Corporation may also nominate a candidate for election as a Director of the Corporation by following the procedures set forth in the Corporation’s Amended and Restated Code of Regulations. Pursuant to the Amended and Restated Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of the Corporation at the Corporation’s principal executive offices located at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870. Nominations must be received by the Corporate Secretary of the Corporation not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the following information: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee; (d) the name and record address of the shareholder making the nomination; and (e) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder making the nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of a proposed nominee to serve as Director of the Corporation.

Director Qualifications

The Nominating Committee identifies nominees by considering recommendations from all sources and evaluates them by applying the criteria that it has adopted. The Board of Directors Guide, which was adopted by the Nominating Committee in 2020, sets forth criteria to be used in evaluating existing Directors and new Director candidates, the minimum qualifications that must be met by any Director nominee and the qualities and skills that are necessary for a Director, new or existing, to possess. In addition to the qualifications and expectations set forth in the Board of Directors Guide, the Nominating Committee also considers cognitive diversity, relevant business and employment experience, experience on other boards, relevant special knowledge, independence, personal characteristics, financial sophistication and community involvement. During 2019, the Nominating Committee and the Board of Directors adopted a formal Board Diversity Policy, a copy of which is available on the Corporation’s website, regarding the consideration of cognitive diversity in identifying nominees for Director. Cognitive diversity is one of the primary factors considered by the Nominating Committee pursuant to its criteria for evaluating Director candidates. Cognitive diversity promotes diversity of all types and seeks the inclusion of different perspectives and ideas to mitigate against groupthink. Cognitive diversity also seeks to ensure that the Corporation benefits from all available talent. Diversity is to be achieved through recruitment efforts and the gathering of candidate pools that consider not only merit, but the competencies, expertise, skills and backgrounds identified by the Board as being important to fostering cognitive diversity and an inclusive culture. The Nominating Committee will annually review and assess the Board Diversity Policy’s effectiveness in achieving a diverse and robust Board.

The Nominating Committee and the Board of Directors believe that each of the nominees who have been nominated for election at the Annual Meeting brings a strong background and set of skills to the Board which provides the Board as a whole with competence, experience and expertise in a wide variety of areas, including business and executive management, banking, manufacturing, accounting and finance, tax, insurance, law and international business. Provided below is the evaluation of the Nomination Committee and the Board of Directors regarding the specific attributes, skills and qualifications possessed by each Director nominee.

Thomas A. Depler. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Depler has developed through 45 years as an attorney providing legal services to businesses and nonprofit foundations, including extensive legal experience in tax and fiduciary matters, allow him to provide practical legal expertise to the Board of Directors and have recommended him for re-election.

Julie A. Mattlin. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Mattlin has developed through 29 years in providing financial consulting services to airports, including the development of financial and funding strategies and reports related to bond issuances, allow her to provide financial and business expertise to the Board of Directors and have recommended her for re-election.

James O. Miller. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Miller has developed through more than 43 years working in the financial services industry, including 31 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and a comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and have recommended him for re-election.

Dennis E. Murray, Jr. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Murray has developed through 33 years as an attorney litigating various legal matters (including accounting, antitrust and banking issues and shareholder and other business disputes) and through his governmental service in various capacities allow him to provide legal expertise to the Board on corporate and governance matters, and have recommended him for re-election.

Allen R. Nickles. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Nickles has developed through more than 45 years as a Certified Public Accountant in public practice allow him to provide tax, accounting and financial expertise to the Board of Directors and have recommended him for re-election.

Mary Patricia Oliver. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Oliver has developed through more than 39 years as an attorney practicing in the financial services industry, including most recently as a partner with Tucker Ellis LLP until December 31, 2018, and formerly as an Executive Vice President, General Counsel and Chief Corporate Governance Officer of BB&T Corporation, allow her to provide legal, financial and governance expertise to the Board of Directors and have recommended her for re-election.

William F. Ritzmann. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Ritzmann has developed through more than 38 years managing financial institutes, including more than 15 years as the president and chief executive officer of United Community Bank, allow him to provide banking and financial expertise and financial industry knowledge and experience to the Board of Directors and have recommended him for re-election.

Dennis G. Shaffer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Shaffer has developed through more than 35 years working in the financial services industry, including the last 12 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and have recommended him for re-election.

Harry Singer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Singer has developed through 32 years in both the commercial real estate and the retail industries allow him to provide valuable owner/operator and business expertise to the Board of Directors and have recommended him for re-election.

Daniel J. White. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. White has developed through more than 33 years of experience as an executive of small businesses with sales and financial performance responsibilities, as well as experience as president of a venture capital company and extensive international business experience, allow him to provide business expertise and a global business perspective to the Board of Directors and have recommended him for re-election.

Transactions with Directors, Officers and Associates

The Corporation’s subsidiary, the Bank, has had and expects to have banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation, and associates of such persons, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and that do not involve more than normal risk of collectability or present other unfavorable features. All such loans presently outstanding to Directors and executive officers, including their immediate families and companies in which they are executive officers, are performing loans.

Each officer and Director is expected to bring any relationship or transaction with the Corporation in which he or she has a direct or indirect interest to the attention of the Board or Nominating Committee, other than ordinary course banking transactions of the types described above. The Corporation’s Audit Committee conducts appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis. In addition, one of the basic principles of the Corporation’s Code of Conduct is the avoidance of conflicts between personal interests and the interests of the Corporation, or even the appearance of such conflicts. Also, when the Nominating Committee becomes aware that a transaction presents a possible conflict, it considers the transaction including, among other things, whether the transaction impacts the independence of any independent Board member, whether the related person’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

Anti-Hedging Policy

The Corporation’s Insider Trading Policy prohibits all directors, officers and employees, including the Corporation’s executive officers, from engaging in certain hedging transactions related to securities of the Corporation held by them, including the purchase of securities on margin, buying or selling puts or calls, and trading securities on a short-term basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Corporation’s Board of Directors is currently comprised of Thomas A. Depler, Dennis E. Murray, Jr. and William F. Ritzmann. All of the members of the Compensation Committee qualify, and each Director who served as a member of the Compensation Committee during 2020 qualified during his tenure on the Compensation Committee, as an “independent director” under applicable NASDAQ rules. None of the members of the Compensation Committee is a past or present officer or employee of the Corporation or any of its subsidiaries, except that Mr. Ritzmann previously served as the President and Chief Executive Officer of United Community Bank, which was acquired by the Corporation in 2018, until his retirement in June of 2014. During the 2020 fiscal year, none of the Corporation’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Corporation’s Board of Directors or Compensation Committee.

Except for banking transactions in the ordinary course of business with the Bank, as described above under “CORPORATE GOVERNANCE–Transactions with Directors, Officers and Associates,” none of the members of the Compensation Committee had any relationships or transactions with the Corporation or its subsidiaries during 2020 which would require disclosure under Item 404 of SEC Regulation S-K.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names and ages of all current executive officers of the Corporation, other than Dennis G. Shaffer, whose information is set forth under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS” on page 6 of this Proxy Statement, and all positions and offices held by such executive officers with the Corporation and its subsidiaries, and each executive officer’s business experience during the past five (5) years.

NAME	AGE (as of Meeting Date)	POSITION
Richard J. Dutton	58

Senior Vice President of the Corporation since 2006

Executive Vice President, Chief Operating Officer, of Civista Bank since 2013

Executive Vice President of Civista Bank since 2006

Director of CIVB Risk Management, Inc. since 2017

Todd A. Michel	56

Senior Vice President/Controller of the Corporation since 2000

Vice President/Controller of the Corporation from 1998 to 2000

Senior Vice President/Controller of Civista Bank since 1999

Vice President/Controller of Civista Bank from 1998 to 1999

Controller of Civista Bank from 1996 to 1998

Charles A. Parcher	56

Senior Vice President of the Corporation since 2016

Executive Vice President, Chief Lending Officer, of Civista Bank

since 2016

Senior Vice President of KeyBank from 2015 to 2016

Market President of Northwest Ohio, FirstMerit Bank from 2011 to 2015

NAME	AGE (as of Meeting Date)	POSITION
Lance A. Morrison	54

Senior Vice President and General Counsel of the Corporation since 2019

Secretary of the Corporation since 2019

Senior Vice President of Civista Bank since 2018

Vice President, General Counsel and Corporate Secretary of Cortland

Bancorp from 2013 to 2018

Director of Human Resources of The Cortland Savings and Banking

Company from 2013 to 2018

Director of Water Street Properties, Inc. since 2019

Director of First Citizens Insurance Agency, Inc. since 2019

Director of CIVB Risk Management, Inc. since 2019

Paul J. Stark	63	Senior Vice President of the Corporation since 2010 Senior Vice President, Chief Credit Officer, of Civista Bank since 2010
John A. Betts	49	Senior Vice President of the Corporation since 2013 Senior Vice President, Risk Management Officer and Audit Liaison, of Civista Bank since 2013 Director of CIVB Risk Management, Inc. since 2017
Donna M. Waltz-Jaskolski	55

Senior Vice President of the Corporation since 2017

Senior Vice President, Customer Experience Officer, of Civista Bank since 2017

Senior Vice President, Regional Manager, PNC Bank, formerly known as National City Bank, from 2008 until 2016

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of compensation program

The Compensation Committee is responsible for the development and administration of the Corporation’s policies regarding executive compensation and obtains input from management and outside consultants as appropriate. The Compensation Committee approves the Corporation’s overall compensation levels and increases. It oversees the Corporation’s compensation and benefit program, and administers the Corporation’s 2014 Incentive Plan. The Compensation Committee sets the compensation of the Corporation’s chief executive officer. The executive officers of the Corporation are paid by the Bank for their services to the Corporation, the Bank and the other subsidiaries of the Corporation. They receive no compensation directly from the Corporation.

The Compensation Committee’s determinations are based in large part upon information concerning the compensation paid by similarly-sized financial institutions. From and after 2018, the Compensation Committee has retained a compensation consultant, Compensation Advisors, to provide peer information and recommendations concerning the base salaries, incentives and total compensation to be paid to the Corporation’s named executive officers included in the Summary Compensation Table on page 23 of this Proxy Statement (“NEOs”). In making compensation decisions for 2020, the Compensation Committee considered certain peer information and recommendations by Compensation Advisors in conjunction with a study offering information about base salaries at similar institutions.

The Compensation Committee believes that the compensation historically paid to the Corporation’s NEOs has been conservative and has generally followed a goal of paying NEOs a base salary that is in the 50th percentile of the base compensation paid at similar companies. As a result, the base salaries of Mr. Dutton, Mr. Michel, Mr. Parcher and Mr. Stark were increased from 2019 to 2020 by 3.0 percent. Mr. Shaffer’s salary was below the mid-point for his salary range and, as a result, his base salary was increased 5.88 percent for 2020.

Prior to 2015, the Corporation’s compensation program had focused primarily on the base salary paid to each executive officer, supplemented by a 401(k) plan, a defined benefit pension plan (for those employees of the Bank as of December 2006), a supplemental nonqualified executive retirement plan (for certain employees who will not be eligible for full benefits under the defined benefit pension plan), and health and welfare benefits generally available to all employees. However, since 2015 the Corporation has shifted a significant part of executive officers’ compensation to incentive-based compensation that is tied to the performance of the Corporation.

For each of 2019 and 2020, the Compensation Committee approved measures of the Corporation’s performance to apply in considering discretionary bonuses for the NEOs. The financial measures used to evaluate the Corporation’s

2020 and 2019 performance are described under the heading “Compensation components – Bonus/Incentive Compensation” below. Based upon the Corporation’s 2019 and 2020 performance against those measures, the Compensation Committee approved discretionary bonuses to the NEOs to be paid out in 2020 and 2021, respectively. The Compensation Committee designated a portion of these discretionary bonuses to be paid out in cash and the remaining portion of the bonuses to be paid out in the form of grants of restricted common shares of the Corporation that vest in three equal annual installments over a three-year period. The grants of restricted common shares are intended to further align the interests of management with those of the Corporation’s shareholders and to incentivize key executives to remain with the Corporation.

In 2015, the Compensation Committee determined that the action taken in 2014 to freeze the Corporation’s pension plan would cause a loss of retirement benefits for a number of the Corporation’s employees who would not be able to use remaining benefit plans to make up the difference. As a result, the Compensation Committee approved Pension Shortfall Agreements between the Corporation and various employees, including one NEO, to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employee upon reaching retirement age.

At the Corporation’s 2020 annual meeting, the shareholders overwhelmingly approved the non-binding advisory resolution to approve the Corporation’s executive compensation as disclosed in the proxy statement for the 2020 annual meeting. The resolution was approved by approximately 85% of those voting on the issue (including abstentions but excluding broker non-votes). While the advisory vote was only one of several factors that influenced the Corporation’s executive compensation decisions and policies for 2020, the Compensation Committee viewed the results of this advisory vote as a continued indication that shareholders are in general support of the Corporation’s compensation philosophy and policies.

Role of the Compensation Committee, management and consultants in determining compensation

The Compensation Committee of the Corporation’s Board of Directors retains overall responsibility for administration of the compensation arrangements for the executive officers of the Corporation, including the NEOs. The Compensation Committee evaluates the factors relevant to the Corporation’s compensation decisions and approves the compensation program for NEOs. Historically, the Compensation Committee has relied heavily on information obtained from consultants and other external sources concerning the compensation paid by similarly-sized financial institutions. While the Compensation Committee considers the recommendations of the Chief Executive Officer in making annual compensation decisions with respect to other executive officers, the Compensation Committee retains ultimate authority and discretion regarding the compensation arrangements for executive officers of the Corporation and does not delegate any of its authority.

In determining the 2020 compensation for the Corporation’s NEOs, the Compensation Committee considered information from Compensation Advisors, the outside compensation consultant retained to advise it regarding executive compensation, and analytical data from CompAnalyst (a product of Salary.com that offers up-to-date market pricing information for more than 15,000 job titles as well as embedded executive proxy data). Compensation Advisors reports directly to the Compensation Committee, which approves the work conducted by Compensation Advisors. Compensation Advisors also interacted with senior management within the Corporation as necessary to complete the work for the Compensation Committee. Compensation Advisors did not provide any other services to the Corporation or its subsidiaries in 2020 other than services provided to the Compensation Committee. Based on the Compensation Committee’s assessment, the Compensation Committee determined that no conflicts of interest exist and that Compensation Advisors qualifies as independent for purposes of applicable NASDAQ and SEC rules.

As the basis for its recommendations, Compensation Advisors gathered information regarding peer financial institutions located in the Midwest that had assets of more than $1.3 billion and less than $4.3 billion. The specific financial institutions included in the peer group were Peoples Bancorp Inc., German American Bancorp, Inc., First Mid Bancshares, Inc., Old Second Bancorp, Inc., Farmers National Banc Corp., Farmers & Merchants Bancorp, Inc., Middlefield Banc Corp., Citizens Financial Services, Inc., Penns Woods Bancorp, Inc., LCNB Corp., BankFinancial Corporation, Codorus Valley Bancorp, Inc., CNB Financial Corporation, First Financial Corporation, Bryn Mawr Bank Corporation, Republic First Bancorp, Inc. and HBT Financial, Inc. The CompAnalyst program also consolidates the results of other major compensation surveys related to financial institutions with asset sizes between $1 billion and $2 billion. Compensation Advisors compared the base salaries of NEOs to the 50th percentile of the amounts paid as base salaries for similar positions by peer institutions. With respect to total cash compensation and total compensation, Compensation Advisors compared the total cash compensation and total compensation of the NEOs to the 75th percentile of the amounts paid as total cash compensation and total compensation for similar positions by peer institutions. In determining the base salaries to be paid to NEOs, the Committee reviewed the peer information as indicated in the report of Compensation Advisors and the CompAnalyst program related to the base salary paid for job functions similar to those performed by the Corporation’s NEOs. The Chief Executive Officer also made recommendations regarding the base salary of other executive officers which were considered by the Committee. The Compensation Committee also considered the cash compensation and total compensation information from Compensation Advisors in determining the structure and amount of potential incentive compensation.

Early in each year, the Compensation Committee selects appropriate performance measures to be considered in connection with the evaluation of possible bonuses based upon the Corporation’s performance that year. However, the Compensation Committee retains ultimate discretion concerning whether or not any bonuses will be paid. At its meetings in February of 2020 and 2021, the Compensation Committee reviewed the bonuses paid during recent years and concluded that the bonuses had been effective in providing desired performance incentives. Accordingly, for each of 2019 and 2020 the Committee applied the selected performance measures to the Corporation’s actual results for those years and determined that it was appropriate to pay bonuses based upon those results. The Compensation Committee determined the appropriate bonus amounts to be paid and divided the amount to be paid between cash and restricted common shares of the Corporation.

Consistent with the Compensation Committee’s past practice, in February 2021 the Compensation Committee approved the method for calculating possible bonuses based on the Corporation’s results for 2021. The Compensation Committee chose the same five performance measures that were selected for 2020. With respect to each of the five previous measures, it set revised targets based on the Corporation’s asset size and organization structure. Again, the Committee retains discretion as to whether any bonuses will be paid.

Compensation philosophy and objectives

The objective of the Corporation’s compensation programs is to attract, compensate and retain key employees. The Corporation attempts to compensate executives fairly in light of their responsibilities, the performance of the executives and the Corporation and the compensation paid to executives in similar positions at peer financial institutions in the Midwest. The Compensation Committee annually reviews and recommends the appropriate salary for the Chief Executive Officer and an appropriate salary or salary range for each of the other NEOs.

The Corporation’s compensation program for executive officers has traditionally focused on the base salary paid to the executive officers. Before 2015, the Corporation attempted to fairly compensate and retain its executive officers and other employees primarily with base salary. Over the past five years, however, the Corporation has sought to reduce the emphasis on base salary in officers’ total compensation by including an incentive-based element in its executive officers’ compensation program. For each fiscal year beginning in 2015, the Compensation Committee approved bonuses to the NEOs under the 2014 Incentive Plan to recognize the performance of the Corporation during those years and the NEOs’ respective contributions to such performance.

In determining appropriate base salaries for officers, the Compensation Committee has relied heavily upon peer comparison information and has generally used the 50th percentile as the goal for base salaries. The Compensation Committee considers the Corporation’s performance when evaluating and setting incentive levels. The Compensation Committee chose measures that appropriately reflected the success of the Corporation at meeting its goals and set guidelines concerning how bonuses would be calculated. While executives were informed of the measures that would be considered in determining bonuses, the Compensation Committee retained discretion as to whether any bonus would be awarded. It determined that this approach provided incentive to executives but preserved flexibility in the event of a change in the circumstances of the Corporation. Bonuses have been paid based upon the application of the measures to the Corporation’s results. In order to encourage officers to own a significant amount of the Corporation’s common shares, to align their interests with shareholders and to encourage them to continue their employment, a substantial portion of the bonus for each NEO in 2020 (and prior years) was paid in restricted shares of the Corporation that would vest over the succeeding three years. No wealth accumulation analysis has been performed, and, while the Compensation Committee considers the position and responsibilities of each executive officer in establishing compensation levels, it does not apply any formula for differentiating compensation between executive officers based on their positions and responsibilities.

In addition to the base salary paid to each executive officer, the Corporation’s compensation program includes retirement plans, health and welfare benefit plans and change in control agreements for certain executive officers. The Corporation expects the retirement and health and welfare plans to promote longevity with the Corporation and discourage turnover among its executive officers and other employees. The Corporation recognizes that change in control agreements can help it to attract and keep talented executives and can minimize the impact on key executives of a job loss due to a change in control. The change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. In the event that a transaction that would lead to a change in control is proposed, such agreements can help assure that the executives analyze the transaction without undue focus on its effect upon them personally. In addition, if a transaction would occur, change in control agreements can encourage key executives to stay and help accomplish a smooth transition.

The Corporation’s Clawback Policy, approved in 2018, provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officers during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Compensation components

Base Salary

A primary component of executive officer compensation has been the officer’s base salary. The base salary of an executive officer reflects the duties and level of responsibility of the officer, the Corporation’s performance to the extent that it provides the ability to pay compensation at a reasonable rate, and the cash compensation paid to similar executive officers at other financial institutions within the Corporation’s identified peer group.

In determining the base salaries for executive officers in 2020, the Compensation Committee considered the previously referenced peer survey information from Compensation Advisors and the CompAnalyst data focusing on the 50th percentile. Increases for NEOs averaged 3.0 percent as the NEOs were all near the 50th percentile. Base salaries were set at modest levels because of the ongoing goal of shifting greater emphasis to incentive compensation that reflects the performance of the Corporation.

Bonus/Incentive Compensation

The Compensation Committee approved the following measures concerning the calculation of annual bonuses that could be earned by the NEOs based on the financial performance of the Corporation in 2020:

•	Net income;

•	Return on equity;

•	Efficiency ratio;

•	Average deposits, excluding any brokered deposits or deposits generated by the tax refund program; and

•	Total loans (whether booked or sold).

These measures were the same as those used in 2019. Although no longer one of the specific financial performance measures, the level of non-performing loans is still considered as part of the total loans performance measure. For every 50 basis points the ratio of total past due (plus) nonaccrual loans divided by total loans exceeds the peer ratio, a 10 percent reduction in the total loans weighting will be applied.

For each of the above financial measures, the Compensation Committee set the following targets for the annual bonuses that could be awarded to each NEO for the applicable fiscal year:

	2020 Target	2019 Target
Net Income	$27,355,000	$28,851,000
Return on Equity	7.98%	8.94%
Efficiency Ratio	67.60%	64.18%
Total Loans (Booked or Sold)	$1,432,936,000	$1,760,647,000
Average Deposits, excluding brokered deposits and tax refund deposits	$1,926,366,000	$1,323,104,000

A threshold was set for each factor the achievement of which was required for any bonus to be earned and below which no incentive would be paid for that factor. In addition, for 2020, a cap was set at 57.5 percent of the base salary of Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher and 47.5 percent of the base salary of Todd A. Michel and Paul J. Stark, such that no additional bonus would be paid to the extent that the results would have generated a bonus that exceeded those limits. The level of achievement of the targets for each of the five factors (provided a threshold was met) would account for 20 percent of the potential incentive.

2020

The performance of the Corporation in 2020 exceeded the maximum with respect to all of the performance measures for net income, return on equity, efficiency ratio, total loans (booked or sold) and average deposits, excluding brokered deposits and tax refund deposits. Applying the guidelines set by the Compensation Committee to calculate the bonuses for the NEOs and other officers resulted in the maximum bonuses of 57.5 percent of their 2020 base salary for Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher and 47.5 percent of the 2020 base salary for Todd A. Michel and Paul J. Stark. The Compensation Committee determined that payment of the discretionary bonuses calculated in accordance with its guidelines was appropriate and approved the bonuses. Thirty-five percent of the bonus payable to each of Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher was paid in restricted common shares and the remainder in cash. The Compensation Committee also approved an additional discretionary award of $25,000 in restricted common shares to Dennis G. Shaffer in recognition of Mr. Shaffer’s extraordinary leadership, performance and services during the challenging circumstances encountered throughout 2020 as presented by the COVID-19 pandemic. Thirty-two percent of the bonus payable to each of Todd A. Michel and Paul J. Stark was paid in restricted common shares and the remainder in cash. The restricted common shares awarded to each NEO vest over a three year period, with one-third of the shares vesting each year, beginning in January, 2022. Subject to limited exceptions (such as retirement), unvested shares are forfeited if the NEO leaves the employ of the Corporation.

2019

The performance of the Corporation in 2019 exceeded the maximum with respect to the performance measures for net income, return on equity, efficiency ratio and total loans (booked or sold). The Corporation’s 2019 performance exceeded the target for average deposits, excluding brokered deposits and tax refund deposits. Applying the guidelines set by the Compensation Committee to calculate the bonuses for the NEOs and other officers resulted in bonuses of 48.8 percent of their 2019 base salary (out of a maximum potential bonus of 50 percent) for Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher and 38.8 percent of the 2019 base salary (out of a maximum potential bonus of 40 percent) for Todd A. Michel and Paul J. Stark. The Compensation Committee determined that payment of the discretionary bonuses calculated in accordance with its guidelines was appropriate and approved the bonuses. Thirty-five percent of the bonus payable to each of Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher was paid in restricted common shares and the remainder in cash. Twenty-five percent of the bonus payable to each of Todd A. Michel and Paul J. Stark was paid in restricted common shares and the remainder in cash. The restricted common shares awarded to each NEO vest over a three year period, with one-third of the shares vesting each year, beginning in January, 2021. Subject to limited exceptions (such as retirement), unvested shares are forfeited if the NEO leaves the employ of the Corporation.

Discretionary Bonus

The Corporation has, on limited occasions, paid a discretionary bonus to an officer in recognition of providing extraordinary performance and/or services to the Corporation. Richard J. Dutton was largely responsible for identifying the opportunity to offer financial services to tax refund programs and managing the Corporation’s successful entry into that line of business. As a result, the Compensation Committee authorized and approved the payment of discretionary bonuses to Mr. Dutton in 2020, 2019 and 2018 in the amount of $36,500, $46,000 and $46,000, respectively. See “Summary Compensation Table for 2019” on page 23.

Employee Benefit Plans

In addition to salary, the Corporation also has established retirement plans for all employees meeting minimum age and length of service eligibility requirements. The Corporation has maintained a defined benefit pension plan for all employees who were participants as of December 31, 2006. The Corporation, however, recognized the trend away from defined benefit pension plans and the potential to reduce the expenses of additional contributions to the plan. As a result, the Corporation froze the defined benefit pension plan effective April 30, 2014. The Corporation also sponsors a 401(k) plan and matches (subject to limits) employee contributions to the 401(k) plan. During 2020, the Corporation made an aggregate profit sharing contribution of $711,764, which was allocated among the 401(k) accounts of employees on an age-weighted basis. The amount contributed on behalf of the NEOs is determined in accordance with the terms of the 401(k) plan, and NEOs participate on the same basis as all other employees who participate in the 401(k) plan.

The Corporation has a Supplemental Executive Retirement Plan (“SERP”) in which certain executive officers participate, including Dennis G. Shaffer, Richard J. Dutton, Charles A. Parcher and Paul J. Stark, who will not be entitled to full benefits under the defined benefit pension plan. For additional information, see “—Retirement, Deferred Compensation and other Benefit Plans—Supplemental Executive Retirement Benefits” on page 28.

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included one NEO, Todd A. Michel. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost significantly less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. For additional information, see “—Retirement, Deferred Compensation and Other Benefit Plans—Pension Shortfall Agreements” on page 28.

The NEOs participate in the same health and welfare plans (medical, dental, prescription, health and/or dependent care flexible spending and life and long-term disability insurance) that are available to all officers and employees of similar age and years of service. The foregoing plans are further discussed in the narratives to the tables that follow.

Change in Control Agreements

The Corporation has entered into change in control agreements with various executive officers, including each of the NEOs. These change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. The Board of Directors believes that the provisions of the change in control agreements are likely to provide for a smooth transition following a change in control and that the payments provided for under the change in control agreements are sufficient but not excessive to enable financial institution executives to find subsequent employment. For additional information, see “—Retirement, Deferred Compensation and Other Benefit Plans—Change in Control Agreements” on page 28.

Risk Management Analysis

The Compensation Committee does not believe that risks related to the Corporation’s compensation policies and practices are likely to have a material adverse effect on the Corporation. Total compensation is balanced between a base salary, which offers no incentive to take excessive risks, and incentive compensation tied to the Corporation’s performance. The performance measures used to calculate incentive compensation are equally weighted and include elements, such as the total non-performing assets, which would be adversely affected by risk-taking. In addition, as the Compensation Committee retains discretion concerning whether any incentive will be paid, there is no assurance that excessive risk-taking will benefit an employee. The fact that a substantial part of the incentives is paid in restricted common shares of the Corporation which do not fully vest until three years after the award date causes a long-term alignment of the interests of officers and shareholders and another disincentive against excessive risk-taking by the officers. The change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. The Compensation Committee also adopted a “clawback” policy that permits the Corporation to recover excess compensation paid to officers and employees in the event of a restatement of financial results. This clawback policy provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officer during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Tax Implications of Compensation

The Corporation has not, and does not have any present intention to, provide compensation in excess of the $1 million compensation deduction limit under Code Section 162(m). The Compensation Committee will continue to consider all facts and circumstances, including the deductibility of the NEO compensation, in establishing the Corporation’s compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with the Corporation’s management and, based on such review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by Members of the Compensation Committee:

Thomas A. Depler Dennis E. Murray, Jr. William F. Ritzmann

Summary Compensation Table

Under rules established by the SEC, the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation’s principal executive officer, principal financial officer and certain other most highly compensated executive officers of the Corporation. The following table sets forth information as to the compensation paid or accrued by the Corporation and its subsidiaries for services rendered in 2020, 2019 and 2018 to Mr. Dennis G. Shaffer, President and Chief Executive Officer; Mr. Todd A. Michel, Controller; Mr. Richard J. Dutton, Senior Vice President; Mr. Charles A. Parcher, Senior Vice President; and Mr. Paul J. Stark, Senior Vice President. These individuals are referred to in this Proxy Statement as the “named executive officers” or “NEOs”.

Summary Compensation Table for 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Dennis G. Shaffer President and CEO	2020	$444,231	$0	$69,648	$0	$166,031	$43,774	$35,421	$759,105
	2019	$407,692	$0	$49,622	$0	$129,333	$52,445	$29,457	$668,549
	2018	$350,000	$750	$35,386	$0	$92,150	$40,568	$24,680	$543,534
Todd A. Michel Sr. Vice President/ Controller	2020	$175,282	$0	$16,519	$0	$56,616	$119,918	$46,433	$414,768
	2019	$170,177	$0	$13,381	$0	$49,527	$171,537	$44,353	$448,975
	2018	$165,401	$750	$10,827	$0	$40,167	($33,916)	$46,408	$229,637

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($) (2)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)		All Other Compensation ($) (5)		Total ($)
Richard J. Dutton Sr. Vice President	2020 2019 2018	$ $ $	264,067 256,376 249,183	$ $ $	36,500 46,000 46,750	$ $ $	43,796 35,332 28,520	$ $ $	0 0 0	$ $ $	98,695 81,330 65,606	$ $ $	40,370 34,545 29,465	$ $ $	12,394 9,740 7,550	$ $ $	495,822 463,323 427,074
Charles A. Parcher Sr. Vice President	2020 2019 2018	$ $ $	264,067 249,316 217,692	$ $ $	0 0 750	$ $ $	42,584 30,871 24,311	$ $ $	0 0 0	$ $ $	98,695 79,091 57,315	$ $ $	24,440 15,354 8,252	$ $ $	39,771 21,388 17,030	$ $ $	469,557 396,020 325,350
Paul J. Stark Sr. Vice President,	2020 2019 2018	$ $ $	197,790 192,029 186,641	$ $ $	0 0 750	$ $ $	18,624 15,116 12,219	$ $ $	0 0 0	$ $ $	63,886 55,887 45,324	$ $ $	135,699 105,449 80,591	$ $ $	25,701 22,091 18,347	$ $ $	441,700 390,572 343,872

(1)

Represents discretionary bonuses awarded in 2018 as a result of the Tax Cut and Job Act, which were part of the Corporation’s payment of similar bonuses to all employees of the Corporation. Amounts for Mr. Dutton also reflect discretionary bonuses paid to Mr. Dutton in recognition of his services related to the Corporation’s tax refund program.

(2)

The amounts reflected in this column are equal to the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 708, of the awards of restricted common shares granted under the 2014 Incentive Plan for the Corporation’s performance during the prior fiscal year.

(3)

Represents cash bonus amounts awarded to the named executive officers under the Corporation’s 2014 Incentive Plan with respect to the Corporation’s performance in 2020, 2019 and 2018. For further discussion regarding the bonuses awarded under the Corporation’s 2014 Incentive Plan, see “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis” beginning on page 17.

(4)

Represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefits under (a) the Corporation’s pension plan with respect to Mr. Michel, and (b) the Corporation’s supplemental nonqualified executive retirement plan with respect to Messrs. Shaffer, Dutton, Parcher and Stark. There were no above-market or preferential earnings on non-qualified deferred compensation in 2018, 2019 or 2020.

(5)

Represents (a) matching contributions and profit-sharing contributions allocated by the Corporation to the accounts of named executive officers under the 401(k) plan, (b) a portion of the premiums paid by the Corporation on behalf of the named executive officers for life insurance and long-term disability insurance, (c) dividends received from the Corporation on restricted common shares prior to vesting of such restricted common shares, (d) with respect to Mr. Michel, the amounts credited to the executive officer’s pension shortfall account under his Pension Shortfall Agreements and (e) with respect to Mr. Parcher, an aggregate of $14,403 paid by the Corporation for golf membership dues.

CEO Pay Ratio

Item 402(u) of SEC Regulation S-K, which was adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), requires the Corporation to disclose the ratio of the annual total compensation of the Corporation’s CEO to the median of the annual total compensation of the Corporation’s employees (except for the CEO).

For the fiscal year ended December 31, 2020, the Corporation performed a calculation of its CEO to median employee pay ratio in accordance with Item 402(u) of SEC Regulation S-K. The Corporation identified the median employee by examining the 2020 total cash compensation for all employees, excluding the CEO, who were employed by the Corporation as of December 31, 2020. It included all employees, including those employed on a full-time, part-time or seasonal basis, and did not annualize the compensation for any employees who were not employed by the Corporation for all of 2020. After identifying the median employee based on total cash compensation, the Corporation calculated the total compensation for the median employee using the same methodology used for the CEO and other NEOs as set forth in the Summary Compensation Table for 2020 included in this Proxy Statement.

Using the methodology described above, the Corporation estimates that the 2020 annual total cash compensation of the CEO, Dennis G. Shaffer, in the amount of $759,105, was approximately 17.0 times the median employee’s 2020 annual total compensation of $44,694.

Grants of Plan Based Awards

The following table sets forth information regarding awards of restricted common shares granted to the NEOs during the 2020 fiscal year under the 2014 Incentive Plan. No other plan-based awards were granted to the NEOs during the 2020 fiscal year.

Fiscal 2020 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($)
Dennis G. Shaffer Restricted stock award	2-25-20	3,276	$69,648
Todd A. Michel Restricted stock award	2-25-20	777	$16,519
Richard J. Dutton Restricted stock award	2-25-20	2,060	$43,796
Charles A. Parcher Restricted stock award	2-25-20	2,003	$42,584
Paul J. Stark Restricted stock award	2-25-20	876	$18,624

(1)

Reflects the number of restricted common shares granted on the date indicated pursuant to action of the Compensation Committee. One-third of the restricted common shares vested on January 4, 2021. One-half of the remaining shares will vest on January 3, 2022 and the remaining shares will vest on January 2, 2023. Additional information concerning the 2014 Incentive Plan is provided under the heading “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and Other Benefit Plans—2014 Incentive Plan” on page 28.

Outstanding Equity Awards at Fiscal Year-End

At December 31, 2020, the only equity awards held by the NEOs were restricted common shares granted under the 2014 Incentive Plan during the 2018, 2019 and 2020 fiscal years. The following table sets forth information regarding the restricted common shares held by the NEOs at December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Dennis G. Shaffer	524 1,602 3,276	(1) (2) (3)	$ $ $	9,186 28,083 57,428
Todd A. Michel	161 432 777	(1) (2) (3)	$ $ $	2,822 7,573 13,621
Richard J. Dutton	423 1,141 2,060	(1) (2) (3)	$ $ $	7,415 20,002 36,112
Charles A. Parcher	360 997 2,003	(1) (2) (3)	$ $ $	6,311 17,477 35,113
Paul J. Stark	181 488 876	(1) (2) (3)	$ $ $	3,173 8,555 15,356

(1)	Restricted common shares granted on February 20, 2018 under the 2014 Incentive Plan. The remaining restricted common shares vested as of January 4, 2021.

(2)

Restricted common shares granted on February 26, 2019 under the 2014 Incentive Plan. One-half of the remaining shares vested as of January 4, 2021 and the remaining shares will vest on January 3, 2022.

(3)

Restricted common shares granted on February 25, 2020 under the 2014 Incentive Plan. One-third of the total restricted common shares vested as of January 4, 2021, and one-half of the remaining shares will vest on each of January 3, 2022 and January 2, 2023.

(4)	Market value was computed by multiplying the closing market price of the Corporation’s common shares at 2020 fiscal year-end ($17.53) by the number of restricted common shares.

Option Exercises and Stock Vested

The following table sets forth information regarding restricted common shares held by each of the NEOs that vested during the fiscal year ended December 31, 2020.

	Stock Awards
Name	Number of Shares Vesting (#)	Value Realized on Vesting ($)
Dennis G. Shaffer	1,849	$44,505
Todd A. Michel	543	$13,070
Richard J. Dutton	1,427	$34,348
Charles A. Parcher	1,221	$29,389
Paul J. Stark	613	$14,755

Pension Benefits

The following table sets forth the actuarial present value of each NEO’s accumulated benefit, including the number of years of service credited to each NEO, under the Corporation’s Pension Plan and, where applicable, the NEO’s Supplemental Nonqualified Executive Retirement Plan (“SERP”). No payments or benefits were paid to any NEO under any of these plans or agreements during the 2020 fiscal year.

Name	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefit $	Payments During Last Fiscal Year $
Dennis G. Shaffer	SERP	11	$306,249	$0
Todd A. Michel	Pension Plan	36	$804,703	$0
Richard J. Dutton	SERP	14	$283,360	$0
Charles A. Parcher	SERP	4	$73,726	$0
Paul J. Stark	SERP	10	$543,575	$0

Nonqualified Deferred Compensation

The following table sets forth information regarding the Pension Shortfall Agreements between the Corporation and certain NEOs. For additional information regarding the Pension Shortfall Agreements, see “Retirement, Deferred Compensation and Other Benefit Plans–Pension Shortfall Agreements” on page 28.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings in Last FY ($) (d) (2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Todd A. Michel	—	$29,189	$2,145	—	$221,268

(1)

Reflects amounts credited to Mr. Michel’s account for 2020 under his Pension Shortfall Agreement, which amounts are also included in the All Other Compensation column of the Summary Compensation Table for Mr. Michel.

(2)

Consists of “Hypothetical Earnings” credited to Mr. Michel’s account under his Pension Shortfall Agreement. Hypothetical Earnings are calculated each calendar quarter at a rate equal to the ten-year United States Treasury Constant Maturity rate as published by the Federal Reserve Bank on the first day of each month during such calendar quarter.

Retirement, Deferred Compensation and Other Benefit Plans

Defined Contribution/401(k) Plan

The Corporation maintains a tax-qualified defined contribution/401(k) plan for employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries are eligible to participate in this plan. Subject to limitations established by the Internal Revenue Code, employees may defer up to 100% of annual compensation. The 2020 limit was $19,500; it will be increased in future years for cost of living changes. In 2020, the catch-up provision permitted participants age 50 or older to increase their pre-tax salary deferral limit by $6,500. The Corporation may make a matching contribution for all participants who have elected to make salary deferral contributions. The amount of the matching contributions, if any, is determined each plan year and announced to all participants. Since July 1, 2014, the amount of the matching contribution has been equal to 100 percent of the salary deferred on the first 3 percent deferred and 50 percent of the salary deferred on the next 2 percent deferred. Matching contributions by the Corporation to the named executive officers are set forth in the “All Other Compensation” column of the Summary Compensation Table above. The Corporation also provides an additional 401(k) contribution to all employees through an age weighted profit sharing contribution to each employee’s 401(k) account based on the Corporation’s overall performance for the year.

Defined Benefit Pension Plan

The Corporation maintains a tax-qualified non-contributory defined benefit pension plan for employees of the Corporation and its subsidiaries who were participants as of December 31, 2006. All employees who had attained age 20-1/2 and had completed at least six months of service were eligible to participate in the plan. The monthly pension benefit payable to an employee at normal retirement age (age 65) will be equal to the sum of (i) 1.40 percent of the employee’s highest five-year average monthly compensation multiplied by total years of service prior to April 30, 2014, plus (ii) 0.65 percent of the employee’s average monthly compensation in excess of the Social Security covered compensation amount multiplied by years of service up to a maximum of 35 years of service with the Corporation or its subsidiaries. For this purpose, an employee’s final average compensation is equal to the average of the monthly compensation paid to such employee during the period of five consecutive years of service prior to April 30, 2014 which results in the highest average compensation. The compensation taken into account includes all cash compensation paid. The monthly pension benefit calculated under this formula is not subject to any offset or reduction for the employee’s Social Security benefit, but is subject to the annual benefit limitation established by the Internal Revenue Code.

Under the pension plan, employees are eligible to retire and receive monthly benefits under the pension plan at age 65. In addition, employees may elect to begin receiving reduced benefits at an earlier age if they qualify for early retirement by attaining age 55. Pension benefits will generally be paid either as joint and survivor annuities or single life annuities, provided that participating employees who obtain their spouse’s consent may elect to receive their benefits in one of several other optional forms of benefit, including a lump sum distribution of the present value of the benefit.

During 2006, the Corporation amended the pension plan to provide that no employee shall become a participant in the plan after December 31, 2006 and the benefits paid by the plan will be offset by the profit sharing component of the Corporation’s defined contribution plan. The change was made to limit the Corporation’s potential liability under the pension plan.

Effective April 30, 2014, the Corporation froze its pension plan, which means that no new benefits accrue under the pension plan after April 30, 2014 and the pension benefits payable to eligible employees will be based on their years of service prior to April 30, 2014.

Nonqualified Deferred Compensation for 2020

The Corporation maintains a nonqualified deferred compensation plan that allows an eligible employee to defer receipt of compensation to which the employee would be entitled. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. The amount accrued will be distributed to the employee based upon an election made by the employee, subject to limits set by the plan.

Supplemental Executive Retirement Benefits

In 2011, the Corporation adopted a SERP to provide select employees, including executive officers, with additional retirement benefits to reflect changes to the Corporation’s qualified defined benefit pension plan which was frozen as to new participants and amended to reduce the amount of benefits payable effective as of December 31, 2006.

Four named executive officers, Mr. Shaffer, Mr. Dutton, Mr. Parcher and Mr. Stark are participants in the SERP. Generally, under the SERP, a participant can earn a total annual retirement benefit, considering the Corporation’s contributions to all retirement benefits, equal to an amount that is approximately 60 percent of the participant’s base salary (as in effect on the date his or her SERP was instituted) for 10 years. Generally, a participant will vest in his or her retirement benefit over 10 years of service. Payment will be accelerated in the event that a participant becomes disabled before completing 10 years of service. Except when delayed pursuant to the requirements of Section 409A of the Internal Revenue Code, payment of the retirement benefit will begin on the first day of the second month following the participant’s separation from service and continue for a period of ten years thereafter. Generally, if a participant dies or is terminated for cause (as defined in the SERP) before payment of the retirement benefit has commenced, the participant will forfeit any right to payment of a retirement benefit.

The Corporation or one of its subsidiaries has purchased split dollar life insurance policies in order to fund the obligations under the SERP. Generally, these policies provide participants with a death benefit equal to the retirement benefit a participant would have received under the SERP had the participant not died before separating from service.

Pension Shortfall Agreements

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included one NEO, Todd A. Michel. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost significantly less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. The Corporation determined the amount of the total shortfall at the employee’s normal retirement age, which was then divided by the number of years between the date that the pension plan was frozen and the individual’s normal retirement date, and agreed to credit the resulting amount to an unfunded bookkeeping account each year from 2014 until the individual’s retirement. Hypothetical earnings at the ten-year United States Treasury Constant Maturity rate would be credited to the amount in the bookkeeping account. The total amount credited to the account would be paid to the employee upon his or her separation from service with the Corporation, provided that the separation was not the result of a termination for cause, as determined by the Corporation’s Board of Directors. The Corporation’s bookkeeping credits to each employee’s account for 2020 were made in 2020 and, with respect to Mr. Michel, the amount is reflected in his “All Other Compensation” amounts in the Summary Compensation Table for 2020.

2014 Incentive Plan

At the Corporation’s 2014 annual meeting, the shareholders of the Corporation approved the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide a means through which the Corporation and its subsidiaries may attract and retain employees and non-employee directors, to provide incentives that align their interests with those of the shareholders of the Corporation, and to promote the success of the business of the Corporation. The 2014 Incentive Plan is administered by the Compensation Committee of the Corporation’s Board of Directors. Under the 2014 Incentive Plan, the Compensation Committee may grant stock options, stock awards including restricted stock, stock units, stock appreciation rights and cash awards to employees and non-employee directors. A maximum of 375,000 common shares of the Corporation may be issued pursuant to awards under the 2014 Incentive Plan.

Change in Control Agreements

Each NEO has executed a change in control agreement with the Corporation. Each of the agreements provides for an initial term (ending on December 31, 2015 for Messrs. Shaffer, Michael, Dutton and Stark, and December 31, 2016

for Mr. Parcher), with the term being automatically extended for additional one-year terms unless either party gives written notice of its desire not to renew the agreement not later than the January 1 preceding the expiration of the then-current term. A merger or consolidation of the Corporation into another entity, a disposition of substantially all of the Corporation’s assets, a liquidation of the Corporation, an accumulation by a person (as defined in the agreement) of securities representing more than fifty percent of the voting power of the Corporation (subject to certain exceptions) or the replacement of a majority of the board of directors (subject to certain exceptions) generally triggers the NEO’s rights under the agreement. Each agreement provides that, if a change in control occurs during the term of the agreement and the NEO’s employment is terminated within twenty-four (24) months following the change in control, the Corporation will pay in a lump sum to the NEO a retention bonus equal to one and one-half times the annual salary of the NEO plus the average cash value of the compensation, other than the base salary, paid to the NEO during the three years preceding the change in control. Each agreement also provides that if a change in control occurs during the employment of the NEO, the Corporation will employ him for twenty-four months after the change in control (the “Employment Period”). Pursuant to each agreement, the NEO will receive compensation that is not less than his compensation immediately prior to the Employment Period and have the right to participate in benefit plans that are not materially less favorable than the benefit plans in which he participated immediately prior to the Employment Period. Upon a termination covered by the agreement (which may include a significant change in duties, a relocation or a failure to assume the obligations of the agreement), the NEO may elect to receive from the Corporation COBRA premiums for the Corporation’s group medical insurance for a period of eighteen months plus an amount equal to the sum of the NEO’s annual base salary immediately prior to the termination and the cash value of compensation other than base salary awarded to the NEO during the year preceding termination, provided that, in order to receive benefits upon termination, the NEO is precluded from competing with the Corporation for a period of twelve months after the termination. In executing the agreement, the officer agrees that he will preserve the confidentiality of the Corporation’s non-public information and will not solicit the customers or employees of the Corporation for a period of twelve months after a termination.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes payments which would have been made to each of the NEOs if a retirement, termination or change in control event had occurred in each case as of December 31, 2020. Actual amounts to be paid out can only be determined at the time of an NEO’s actual separation from service with the Corporation.

Name	Voluntary Termination (1)	Termination for Cause	Early Retirement (2)	Full Retirement (3)	Death	Disability	Change in Control without Termination	Termination without Cause under Change in Control(4)
Dennis G. Shaffer
Pension Pension Shortfall SERP(5) Split Dollar Ins. Group Term Life Ins. Long Term Disability(6) Value of Stock Retention Bonus Severance COBRA	— — $ 376,530 — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $ 742,766 $ 200,000 — $ 94,697 — — —	— — $ 376,530 — — $ 840,000 — — — —	— — — — — — $ 94,697 — — —	— — $ 376,530 — — — $ 94,697 $ 847,320 $ 679,910 $ 54,160
Todd A. Michel Pension(7) Pension Shortfall SERP Split Dollar Ins. Group Term Life Ins. Long Term Disability (8) Value of Stock Retention Bonus Severance COBRA	$ 804,703 $ 221,269 — — — — — — — —	$ 804,703 — — — — — — — — —	$ 804,703 $ 221,269 — — — — — — — —	— — — — — — — — — —	$ 804,703 $ 221,269 — — $ 200,000 — $ 24,016 — — —	$ 804,703 $ 221,269 — — — $1,080,000 — — — —	— — — — — — $ 24,016 — — —	$ 804,703 $ 221,269 — — — — $ 24,016 $ 325,519 $ 248,417 $ 54,160
Richard J. Dutton Pension Pension Shortfall SERP(9) Split Dollar Ins. Group Term Life Ins. Long Term Disability (10) Value of Stock Retention Bonus Severance COBRA	— — $ 348,390 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $ 787,696 $ 200,000 — $ 63,529 — — —	— — $ 348,390 — — $ 960,000 — — — —	— — — — — — $ 63,529 — — —	— — $ 348,390 — — — $ 63,529 $ 556,944 $ 443,058 $ 54,160

Charles A. Parcher Pension Pension Shortfall SERP(11) Split Dollar Ins. Group Term Life Ins. Long Term Disability (12) Value of Stock Retention Bonus Severance COBRA	— — $ 118,590 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $ 904,133 $ 200,000 — $ 58,901 — — —	— — $ 118,590 — — $1,080,000 — — — —	— — — — — — $ 58,901 — — —	— — $ 118,590 — — — $ 58,901 $ 507,307 $ 405,346 $ 54,160
Paul J. Stark Pension Pension Shortfall SERP(13) Split Dollar Ins. Group Term Life Ins. Long Term Disability (14) Value of Stock Retention Bonus Severance COBRA	— — $ 668,320 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $ 801,846 $ 200,000 — $ 27,084 — — —	— — $ 668,320 — — $ 360,000 — — — —	— — — — — — $ 27,084 — — —	— — $ 668,320 — — — $ 27,084 $ 367,288 280,300 $ 54,160

(1)

Due to his age, Mr. Michel was eligible for early retirement as of December 31, 2020. As a result, for the purposes of this table, a voluntary termination by Mr. Michel would also constitute an early retirement.

(2)	Only the Corporation’s Pension Plan provides benefits upon early retirement and Mr. Michel is the only NEO covered under that plan.
(3)	None of the NEOs qualified for full retirement on December 31, 2020.
(4)	Assumes termination of the NEO on December 31, 2020 following a change in control.
(5)	Represents the total amount that would be paid in equal annual installments of $37,653 over a 10 year period.
(6)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

(7)	Assumes separation from service on December 31, 2020 and election to take lump sum benefits. Mr. Michel has reached the age of 55 and would therefore be eligible for early retirement.
(8)	Assumes short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.
(9)	Represents the total amount that would be paid in equal annual installments of $34,839 over a 10 year period.
(10)	Assumes short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.
(11)	Represents the total amount that would be paid in equal annual installments of $11,859 over a 10 year period.
(12)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

(13)	Represents the total amount that would be paid in equal annual installments of $66,832 over a 10 year period.
(14)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and corresponding SEC rules enable the Corporation’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. As a result, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of Civista Bancshares, Inc. (the “Corporation”) hereby approve, on an advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the Corporation’s Proxy Statement for its 2021 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2020 and the related executive compensation tables, notes and narrative disclosures contained under the heading “EXECUTIVE COMPENSATION” in the Corporation’s Proxy Statement.”

The Board of Directors believes that the Corporation’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of the Corporation’s named executive officers with the Corporation’s short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Corporation’s key executives who are directly responsible for the Corporation’s continued success. The Board of Directors believes that the Corporation’s compensation policies and practices do not threaten the value of the Corporation or the investments of the Corporation’s shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Corporation. The Board of Directors further believes that the Corporation’s culture focuses on sound risk management and appropriately rewards executives for performance. Finally, the Board of Directors believes that the Corporation’s compensation policies and procedures are reasonable in comparison both to the Corporation’s peer bank holding companies and to the Corporation’s performance during the 2020 fiscal year.

Similar “Say on Pay” proposals were approved by a significant majority of the common shares voted at each of the Corporation’s annual meetings of shareholders since 2009. Consistent with the most recent “Say on Pay Frequency” vote by the shareholders of the Corporation in 2019, the Corporation submits the “Say on Pay” proposal to its shareholders to vote on the approval of the Corporation’s executive compensation every year.

Shareholders are encouraged to carefully review the information provided in this Proxy Statement regarding the compensation of the Corporation’s named executive officers in the section captioned “EXECUTIVE COMPENSATION” beginning on page 17 of this Proxy Statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Corporation’s Board of Directors or the Compensation Committee with respect to future executive compensation decisions, including those relating to the Corporation’s named executive officers, or otherwise; (ii) overrule any decision made by the Corporation’s Board of Directors or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Corporation’s Board of Directors or the Compensation Committee. However, the Compensation Committee expects to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “Against” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

The Board of Directors recommends that you vote “FOR” Proposal 2 – Non-Binding Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Corporation’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee, with the approval of the Board of Directors, has appointed BKD, LLP (“BKD”) to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Although the Corporation’s shareholders are not required to vote on the appointment of the Corporation’s independent registered public accounting firm, consistent with past practice, the Audit Committee and the Board of Directors are submitting the appointment of BKD to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Corporation’s independent registered public accounting firm in reviewing the quality and integrity of the Corporation’s financial statements. The Corporation has been advised by BKD that they are independently certified public accountants with respect to the Corporation within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

S. R. Snodgrass, P.C. (“Snodgrass”) audited the Corporation’s consolidated financial statements as of and for the fiscal year ended December 31, 2020, and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2020. See “AUDIT COMMITTEE MATTERS” below for additional information regarding the change in the Corporation’s independent registered public accounting firm.

The Corporation expects that representatives of BKD and Snodgrass will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of BKD as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Proxies solicited by the Board of Directors will, unless otherwise directed be voted to ratify the Board’s appointment of BKD as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The effect of an abstention is the same as a vote “Against” Proposal 3.

Even if the appointment of BKD is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of BKD and engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of BKD is not ratified, the Audit Committee will reconsider the appointment, but may decide to maintain the appointment.

The Board of Directors recommends that you vote “FOR” Proposal 3—Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE MATTERS

Change in Independent Registered Public Accounting Firm

The Audit Committee conducted a competitive process to determine the Corporation’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee invited several independent registered public accounting firms to participate in this process. Following review of proposals from the independent registered public accounting firms that participated in the process, including BKD and Snodgrass, the Audit Committee approved the engagement of BKD as the Corporation’s independent registered public accounting firm for the year ending December 31, 2021.

On January 25, 2021, the Corporation, at the direction of the Audit Committee, notified Snodgrass, the Corporation’s then-current independent registered public accounting firm, that it was dismissed as the Corporation’s independent registered public accounting firm effective following the completion of its audit for the year ending December 31, 2020.

Snodgrass’s reports on the Corporation’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2020 and 2019, and the interim period from January 1, 2021 through the date of the Corporation’s dismissal of Snodgrass, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Corporation and Snodgrass on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Snodgrass’s satisfaction, would have caused Snodgrass to make reference thereto in its reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2020 and 2019 and the subsequent interim period from January 1, 2021 through the date of BKD’s engagement, neither the Corporation nor anyone on its behalf consulted with BKD regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and neither a written report nor oral advice was provided to the Corporation that BKD concluded was an important factor considered by the Corporation in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Corporation’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Corporation. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Corporation’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm

Snodgrass served as the Corporation’s independent registered public accounting firm for the 2020 and 2019 fiscal years. The Audit Committee pre-approved all services rendered by Snodgrass for 2020 and 2019. Proposals submitted by Snodgrass were presented to and acted upon at meetings of the Audit Committee. Snodgrass billed the aggregate fees shown below for audit services, audit related services, tax services and other services rendered to the Corporation and its subsidiaries for the 2020 and 2019 fiscal years.

	2020	2019
Audit Fees (1)	$275,053	$270,236
Audit-Related Fees (2)	$20,000	$21,501
Tax Fees (3)	$40,950	$35,000
All Other Fees	$0	$0

	$336,003	$326,737

(1)

Includes fees paid to Snodgrass for the 2020 and 2019 fiscal years for the audit of the Corporation’s financial statements, the audit of the Corporation’s internal control over financial reporting, review of financial statements included in the Corporation’s quarterly reports and compliance audits required by HUD.

(2)	Includes fees paid to Snodgrass for the 2020 and 2019 fiscal years related to the audit of the Corporation’s employee benefit plans.
(3)	Includes fees paid to Snodgrass for the 2020 and 2019 fiscal years related to compliance fees for the preparation of original tax returns.

AUDIT COMMITTEE REPORT

The Corporation’s Audit Committee has reviewed and discussed with management and with Snodgrass, the Corporation’s independent registered public accounting firm for 2020, the audited financial statements of the Corporation for the year ended December 31, 2020. In addition, the Audit Committee has discussed with Snodgrass the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also has received the written disclosures and the letter from Snodgrass required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Snodgrass its independence from the Corporation.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to the Corporation’s Board of Directors that the audited financial statements for the year ended December 31, 2020 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Allen R. Nickles, Chairman Thomas A. Depler Julie A. Mattlin Daniel J. White

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2022 annual meeting of shareholders must be received by the Secretary of the Corporation no later than November 15, 2021, to be eligible for inclusion in the Corporation’s proxy, notice of meeting and proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2022 annual meeting. The Corporation will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. Any shareholder that intends to submit a proposal other than for inclusion in the proxy materials must deliver such proposal to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the 2022 annual meeting (or 15 days after the date of notice or public disclosure if the Corporation provides less than 75 days’ notice of the meeting), or such proposal will be considered untimely. If a shareholder proposal is untimely, the Corporation may vote in its discretion on that proposal all of the common shares for which it has received proxies for the 2022 annual meeting. Proposals by shareholders intended to be presented at the 2022 annual meeting should be mailed or delivered to Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT

The Corporation’s Annual Report is not intended to be a part of this Proxy Statement. A copy of the Corporation’s Annual Report has been mailed to shareholders with this Proxy Statement. Additional copies of the Corporation’s Annual Report are available to shareholders without charge upon request to Dennis G. Shaffer, President, Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

By Order of the Board of Directors

Lance A. Morrison, Corporate Secretary

Civista Bancshares, Inc.

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ANNUAL MEETING OF SHAREHOLDERS OF

CIVISTA BANCSHARES, INC.

April 20, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy statement and proxy card are available at www.proxydocs.com/civb
Please sign, date and mail your proxy card in the envelope provided as soon as possible.

  Please detach along perforated line and mail in the envelope provided.

⬛	21030300000000000000 4	042021

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINESS” UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: 10 Director Nominees to serve one-year terms expiring in 2022:				2.	To approve, on a non-binding advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Thomas A. Depler O Julie A. Mattlin O James O. Miller O Dennis E. Murray, Jr. O Allen R. Nickles O Mary Patricia Oliver O William F. Ritzmann O Dennis G. Shaffer O Harry Singer O Daniel J. White		3.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2021.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving fell title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

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CIVISTA BANCSHARES, INC.

Proxy for Annual Meeting of Shareholders on April 20, 2021

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James D. Heckelman, Blythe A. Friedley and John O. Bacon, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Civista Bancshares, Inc., to be held April 20, 2021 at the Corporation’s headquarters located at 100 East Water Street, Sandusky, Ohio 44870, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side)

⬛ 1.1	14475 ⬛